Exhibit 99.1

Contact:	Paul Adams Corporate Communications 410-470-4167 paul.adams@constellation.com	FOR IMMEDIATE RELEASE
Exelon announces Outcome of 2021-2022 PJM capacity auction
Three Mile Island, Dresden and all but a small portion of the Byron nuclear plant did not clear in the auction; Urgent action needed to fix acknowledged market flaws
CHICAGO (May 24, 2018) - Exelon Corporation today announced that its Three Mile Island (TMI) and Dresden nuclear plants did not clear in the annual PJM capacity auction, and all but a small portion of its Byron nuclear plant also failed to clear. The results underscore the urgent need for policy reforms to resolve acknowledged flaws in market rules that fail to properly value the resilient, zero-emissions power provided by nuclear plants. This marks the fourth consecutive year that TMI has failed to clear. Across all of PJM, 10,643 megawatts of nuclear capacity did not clear in the auction, compared with 3,243 megawatts that failed to clear last year. This represents the largest volume of nuclear capacity ever not selected in the auction.
“Now, more than ever, we need federal, regional and state policymakers to urgently take action to preserve the benefits that our nation’s largest and most resilient source of emissions-free energy provides to our customers,” said Kathleen Barrón, Exelon’s Senior Vice President of Government and Regulatory Affairs and Public Policy. “PJM has acknowledged the long-standing market flaws that put nuclear energy at risk, and the time to implement solutions is running out.”
TMI, Dresden and Byron are economically challenged because the way energy prices are set in PJM does not compensate them for their unique contribution to grid resiliency and their ability to produce large amounts of energy without harmful carbon and air pollution. Nuclear produces more emissions-free energy than solar and wind combined, and is the only emissions-free power source that can operate reliably for up to two years without refueling.
TMI has not been profitable for six years as a result of persistently low wholesale energy prices and market rules that treat polluting plants the same as emissions-free sources of power. Exelon continues to work with stakeholders on state policy solutions, while also advocating for broader market reforms at the regional and federal level. Those efforts have yet to produce any solutions that will prevent the planned premature retirement of TMI in October of 2019.
Quad Cities cleared the capacity auction as a result of Illinois legislation that fairly compensates certain nuclear plants for their environmental attributes. In addition to supporting the continued operation of Quad Cities, the Future Energy Jobs Act provides significant environmental, economic and consumer benefits, as well as the creation of thousands of clean energy jobs and training programs for the future energy workforce.

While Dresden and all but a small portion of the Byron nuclear plant did not clear in the auction, they are not at risk of early retirement at this time. Both plants have capacity obligations that continue through May 2021 and May 2022, respectively.
Exelon’s other nuclear plants in PJM cleared in the auction for the 2021-2022 planning year. Oyster Creek in New Jersey did not participate in the auction, as the plant will retire by October 2018.
Capacity auctions are held annually by grid operator PJM to ensure enough power generation resources are available to meet demand in its region covering all or part of 13 states and the District of Columbia. The auction results take effect June 1, 2021.
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Cautionary Statements Regarding Forward-Looking Information

This release contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, that are subject to risks and uncertainties. The factors that could cause actual results to differ materially from the forward-looking statements made by Exelon Corporation, and Exelon Generation Company, LLC (Registrants) include those factors discussed herein, as well as the items discussed in:

(1)
Exelon’s 2017 Annual Report on Form 10-K in (a) ITEM 1A. Risk Factors, (b) ITEM 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations and (c) ITEM 8. Financial Statements and Supplementary Data: Note 23, Commitments and Contingencies;

(2)
Exelon’s First Quarter 2018 Quarterly Report on Form 10-Q in (a) Part II, Other Information, ITEM 1A. Risk Factors; (b) Part 1, Financial Information, ITEM 2. Management’s Discussion and Analysis of Financial Condition and Results of Operations and (c) Part I, Financial Information, ITEM 1. Financial Statements: Note 17, Commitments and Contingencies; and

(3)	Other factors discussed in filings with the SEC by the Registrants.
Readers are cautioned not to place undue reliance on these forward-looking statements, which apply only as of the date of this release. None of the Registrants undertakes any obligation to publicly release any revision to its forward-looking statements to reflect events or circumstances after the date of this release.

About Exelon Corporation

Exelon Corporation (NYSE: EXC) is a Fortune 100 energy company with the largest number of utility customers in the U.S. Exelon does business in 48 states, the District of Columbia and Canada and had 2017 revenue of $33.5 billion. Exelon’s six utilities deliver electricity and natural gas to approximately 10 million customers in Delaware, the District of Columbia, Illinois, Maryland, New Jersey and Pennsylvania through its Atlantic City Electric, BGE, ComEd, Delmarva Power, PECO and Pepco subsidiaries. Exelon is one of the largest competitive U.S. power generators, with more than 32,700 megawatts of nuclear, gas, wind, solar and hydroelectric generating capacity comprising one of the nation’s cleanest and lowest-cost power generation fleets. The company’s Constellation business unit provides energy products and services to approximately 2 million residential, public sector and business customers, including more than two-thirds of the Fortune 100. Follow Exelon on Twitter @Exelon.